 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL [____], 2017
REGISTRATION NO. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MEDOVEX CORPORATION
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

46-3312262
I.R.S. Employer Identification Number

1950 Airport Road, Suite A
Atlanta, GA 30341
(844) 633-6839
 (Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

1950 Airport Road, Suite A
Atlanta, GA 30341
(844) 633-6839
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Harvey J. Kesner, Esq.
Arthur S. Marcus, Esq.
Sichenzia Ross Ference Kesner LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plants, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐  Large accelerated filer
☐  Accelerated filer
☐  Non-accelerated filer
☒  Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount To be Registered	Proposed Maximum Aggregate Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value per share (2)	3,080,929	$1.46	(1)	$4,482,751.92	$519.55
Common Stock, $0.001 par value per share, underlying Series A Preferred Stock (3)	1,799,279	$1.46	(1)	$ 2,617,950.72	$303.42
Common Stock, $0.001 par value per share, underlying warrants (4)	541,667	$1.52		$823,333.84	$95.42
Common Stock, $0.001 par value per share, underlying warrants (5)	2,411,346	$1.50		$3,617,019.35	$419.21
Total number of securities to be registered	7,833,221			$11,541,055.83	$1,337.61

(1)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices as reported on the NASDAQ Capital Market on April 10, 2017.

(2)
Represents outstanding shares of common stock offered by the selling stockholders.

(3)
Represents shares of common stock issuable upon conversion of outstanding shares of Series A Preferred Stock, offered by the selling stockholders.

(4)
Represents shares of common stock issuable upon the exercise of warrants at an exercise price per share of $1.52, offered by the selling stockholders.

(5)
Represents shares of common stock issuable upon the exercise of warrants at an exercise price per share of $1.50, offered by the selling stockholders.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities under this prospectus until the registration statement of which it is a part and filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED APRIL [___], 2017

MEDOVEX CORPORATION
7,833,221 Shares of Common Stock

This prospectus relates to the resale of up to 7,833,221 shares of common stock of MedoveX Corporation by the selling stockholders, including 1,799,279 shares issuable upon conversion of outstanding shares of Series A Preferred Stock, 2,953,013 shares issuable upon exercise of outstanding warrants, and 3,080,929 outstanding shares.

The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

We will not receive any of the proceeds from the sale of common stock by the selling stockholder. We will pay the expenses of registering these shares.

Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors beginning on page 3 of this prospectus before purchasing any of the shares offered by this prospectus.

Our common stock is listed on the NASDAQ Capital Market under the symbol “MDVX” and our Series A Warrants trade under the symbol “MDVXW”.

The last reported sale price of our common stock on the NASDAQ Capital Market on April 7, 2017 was $1.44 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is_________, 2017.

-i-

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

-ii-

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, along with other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC to register the securities offered hereby under the Securities Act of 1933, as amended. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s internet site.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (i) after the date of the initial registration statement and prior to effectiveness of the registration statement, and (ii) after the date of this prospectus, until the selling stockholders sells all of our securities registered under this prospectus:

●
Our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 31, 2017; and

●
the description of our common stock, Series A Warrants to purchase Common Stock contained in our Registration Statement on Form S-1 filed with the SEC on June 17, 2016 (File No. 333-212113), including any amendment or report filed for the purpose of updating such description; and

●
all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: Jeffrey Wright, MedoveX Corporation, 1950 Airport Road, Suite A, Atlanta, Georgia 30341, telephone number 844-633-6839.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled “Risk Factors” before deciding to invest in our common stock. The terms “MedoveX,” the “Company,” “we,” “our” or “us” in this prospectus refer to MedoveX Corporation and its wholly-owned subsidiaries, unless the context suggests otherwise.

ABOUT MEDOVEX

MedoveX was incorporated in Nevada on July 30, 2013 as Spinez Corp. MedoveX is the parent company of Debride Inc., (“Debride”), which was incorporated under the laws of Florida on October 1, 2012, but did not commence operations until February 1, 2013. Spinez Corp. changed its name to MedoveX Corp. and effected a 2-for-1 reverse split of its stock in March, 2014.

The goal of the Company is to obtain, develop and commercialize various intellectual property rights (patents, patent applications, knowhow, etc.) in the medical technology area, with particular focus on the development of medical devices. We intend to leverage the extensive experience of our board of directors and management team in the medical industry to seek out product candidates for licensing, acquisition or development. Specifically, MedoveX is in the business of designing and marketing proprietary medical devices for commercial use in the United States and Europe. The Company is currently seeking approval from the FDA and the European Union for a CE Mark for the DenerveX System.

The DenerveX Device

Our first acquisition was the DenerveX device.  We believe that the DenerveX device can be developed to encompass a number of medical applications, including pain relief.

The Company acquired the DenerveX patent on January 31, 2013 from Scott Haufe, M.D. (“Dr. Haufe”), a director of the Company, in exchange for 750,108 shares of common stock in the Company and a 1% royalty on all sales of any product sold based on the patent.

In September 2013, we entered into a Co-Development Agreement with James Andrews, M.D. (“Dr. Andrews”), a director of the Company, whereby Dr. Andrews committed to further evaluate the DenerveX device and to seek to make modifications and improvements to such technology.  In exchange for such services, the Company agreed to pay Dr. Andrews a royalty equal to two (2%) percent of the DenerveX net sales during the five (5) year term of the Co-Development Agreement. Upon the termination of the term of the Co-Development Agreement, which has a minimum term of five (5) years, then the royalty payable to Dr. Andrews shall be reduced to one (1%) percent of DenerveX net sales after such termination of products covered by any U.S. patent on which Dr. Andrews is listed as a co-inventor; if any such patents are obtained.  Such one (1%) percent royalty shall continue during the effectiveness of such patent.  Pursuant to the Co-Development Agreement, Dr. Andrews agreed to assign any modifications or improvements to the DenerveX to the Company subject to the royalty rights described above.

Our intention is to market the product as a disposable, single-use kit which will include all components of the DenerveX device product. In addition to the DenerveX device itself, we are developing a dedicated Electro Surgical Generator, the DenerveX Pro-40, to power the DenerveX device. The generator would be provided to customers agreeing to purchase the DenerveX device, and could not be used for any other purpose.

The Company has entered into some of the final stages of the development and verification of the DenerveX Device and the DenerveX Pro-40 power generator as a system. Final development, testing and verification to set standards is the main focus for these final stages. Additionally, the company has be tested the DenerveX System in an extensive living tissue model under very strict Good Laboratory Practice Standards to measure, verify, and establish its’ effectiveness for performance as a system. Other testing will include device sterilization, shelf life verification and shipping and performance testing to very specific standards.

The DenerveX System (the DenerveX Device and the DenerveX Pro-40 generator) were successfully tested as a system by SGS, a world leader in safety performance testing, and received certification of compliance in January 2017. SGS, a highly respected testing and verification firm, tested the DenerveX System using an extensive set of testing standards.

Regulatory Approval

The Company is currently seeking approval from the FDA for commercialization of the DenerveX System in the US, and we are also seeking approval from the European Union for a CE Mark for commercialization of the DenerveX System throughout the EU.

Once the Company obtains a CE Mark, which we anticipate will be in the first half of 2017, we will provide a copy of the CE certificate along with other necessary documentation to obtain regulatory approval for commercialization of the DenerveX System throughout certain countries including Columbia, Peru, Argentina, Mexico, Turkey, Israel, New Zealand and Australia. The documentation required to accompany the CE Mark to obtain regulatory approval in the aforementioned countries include copies of the ISO 3485 certification, the SGS certificate of approval and a statement of Good Manufacturing Practices (“GMP”).

The Company incurred net losses of approximately $16,227,000 and $6,523,000 for the years ended December 31, 2016 and 2015, respectively. The Company will continue to incur losses until such time as it can bring a sufficient number of approved products to market and sell them with margins sufficient to offset expenses.

Our principal executive offices are located at 1950 Airport Road, Suite A, Atlanta, Georgia 30341. We maintain an Internet website at www.MedoveX.com. The information contained on, connected to or that can be accessed via our website is not part of this prospectus. We have included our website address in this prospectus as an inactive textual reference only and not as an active hyperlink.

Recent Developments

February 2017 Private Placement

In February 2017, we completed a private placement pursuant to a Unit Purchase Agreement dated February 9, 2017, in which we sold units (each a “February Unit” and collectively, the “February Units”). Each February Unit consisted of one (1) share of common stock, par value $0.001 per share, and one-half (1/2) of a warrant to purchase a share of common stock, and were sold to select accredited investors, including the selling stockholders, at a price of $100,000 per unit for total gross proceeds of $3,022,000. At the closing, we issued to the investors a total of 1,631,731 shares of common stock and warrants to purchase up to a total of 1,858,462 shares of our common stock. The total number of warrants includes an aggregate of 405,577 warrants principals of Laidlaw & Company (UK) Ltd., which acted as placement agent for the February 2017 private placement as placement agent. The warrants have an exercise price of $1.50 per share, subject to adjustment upon the occurrence of certain events relating to a change in capital stock, including, but not limited to, in the case of: stock splits, reclassifications or combinations of common stock, and certain other business combinations, and will be exercisable for a period of five (5) years from the date of issuance. One investor chose to be issued 12,740.38 shares of Series A Preferred Stock instead of shares of common stock as permitted by the terms of the offering.

At the closing of the February 2017 private placement, we also converted an aggregate of $1,150,000 of debt, which was initially issued to certain investors (the “Noteholders”) in connection with our September 2016 private placement, into February Units on the same terms as the other investors, except that it was conducted on a commission free basis. In connection with the conversion, the Noteholders received an aggregate of 165,865 shares of common stock, an aggregate of 9,399 shares of Series A Preferred Stock and warrants to purchase an aggregate of up to 552,885 shares of common stock. We also issued an aggregate of 200,000 shares of common stock in exchange for their cancellation of 200,000 warrants to purchase common stock, also issued during our September 2016 private placement.

In total, we issued an aggregate of 1,997,596 shares of our common stock, an aggregate of approximately 22,139 shares of our Series A Preferred Stock, of which 4,147 shares have already been converted into shares of common stock, and warrants to purchase up to an aggregate of 2,411,346 shares of our common stock.

In connection with the February 2017 private placement, on February 8, 2017, the Company filed a Certificate of Designation (the “Certificate of Designation”) with the Secretary of State of the State of Nevada to designate the preferences, rights and limitations of the Series A Convertible Preferred Stock. Pursuant to the Certificate of Designation, the Company designated 45,000 shares of its preferred stock as Series A Convertible Preferred Stock (the “Series A Preferred Stock”). The Series A Preferred Stock has a Stated Value of $0.001 per share. The Series A Preferred Stock is convertible at the option of the holder into 100 shares of the Company’s Common Stock for every share of Series A Preferred Stock. Upon any liquidation of the Company, the holder of the Series A Preferred Stock shall be entitled to receive, for each share thereof, out of the assets of the Company legally available thereof, a preferential amount in cash equal to (and not more than) the Stated Value. All preferential amounts to be paid to the holders of the Series A Preferred Stock in connection with any such liquidation event shall be paid prior to any payments made to the holders of common stock.

September 2016 Private Placement

In September 2016, we completed a private placement pursuant to a Unit Purchase Agreement dated September 16, 2016, in which we sold ten (10) units, each consisting of (i) a $115,000 senior secured note (subject to an original issue discount of $15,000); and (ii) a warrant to purchase up to 200,000 shares of our common stock, to selected accredited investors, including the selling stockholders, at a price of $100,000 per unit for total gross proceeds of $1,000,000. The warrants had an exercise price of $1.625 per share. In February 2017, these warrants were cancelled and exchanged for 200,000 shares of our common stock, which are being registered in this registration statement on behalf of the selling stockholders.

August 2016 Private Placement

In August 2016, we completed a private placement pursuant to a Unit Purchase Agreement dated as of August 5, 2016, in which we sold 4.6 units, each consisting of (i) 208,333 shares of our common stock; and (ii) a warrant to purchase 104,167 shares of our common stock, to selected accredited investors, including the selling stockholders, at a price of $250,000 per unit for total gross proceeds of $1,150,000. In connection with this private placement, we also sold an additional 125,000 shares of our common stock and a warrant to purchase 62,500 shares of our common stock at a price of $150,000, resulting in total gross proceeds of $1,300,000 from the August 2016 private placement. The warrants have an exercise price of $1.52 per share, subject to adjustment upon the occurrence of certain events relating to a change in capital stock, including, but not limited to, in the case of: stock splits, reclassifications or combinations of common stock, and certain other business combinations, and will be exercisable for a period of five (5) years from the date of issuance.

In total, we issued an aggregate of 1,083,333 shares of common stock and warrants to purchase up to an aggregate of 541,667 shares of our common stock.

The shares of common stock sold in our August and February private placements, the shares underlying our Series A Preferred Stock warrants sold in our February private placement and the shares underlying the warrants sold each of our August, September and February private placements are being included in this Registration Statement on Form S-3.

About this Offering

This prospectus includes the resale of 7,833,221 shares of common stock, consisting of (i) 1,799,279 shares issuable upon conversion of outstanding shares of Series A Preferred Stock sold in the 2017 February Private Placement, (ii) 3,080,929 shares of common stock issued to accredited investors in each of our August 2016, September 2016 and February 2017 private placements, (iii) 541,667 shares issuable upon exercise of outstanding warrants issued in the third quarter of 2016; and (iv) 2,411,346 shares issuable upon exercise of outstanding warrants, which includes an aggregate of 405,577 issued to designees of the placement agent, Laidlaw & Company (UK) Ltd., for the Company’s private placement completed in the first quarter of 2017. The warrants issued in the third quarter of 2016 have an exercise price of $1.52 per share and expire on August 4, 2021. The warrants issued in the first quarter of 2017 have an exercise price of $1.50 and expire February 14, 2022.

RISK FACTORS

There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. If any of these risks actually occur, our business, financial condition or results of operation may be materially adversely affected. In such case, the trading price of our common stock could decline and investors could lose all or part of their investment.

Risks Related to Our Business

Discussion of our business and operations included in this prospectus should be read together with the risk factors set forth below. They describe various risks and uncertainties to which we are or may become subject. These risks and uncertainties, together with other factors described elsewhere in this report, have the potential to affect our business, financial condition, results of operations, cash flows, strategies or prospects in a material and adverse manner.  New risks may emerge at any time, and we cannot predict those risks or estimate the extent to which they may affect our financial performance. Each of the risks described below could adversely impact the value of our securities.  These statements, like all statements in this report, speak only as of the date of this prospectus (unless another date is indicated), and we undertake no obligation to update or revise the statements in light of future developments.

We cannot assure you that we will be successful in commercializing any of the Company’s products or if any of our products are commercialized, that they will be profitable for the Company.

The Company generates limited revenue from operations upon which an evaluation of our prospects can be made.  The Company’s prospects must be considered keeping in mind the risks, expenses and difficulties frequently encountered in the establishment of a new business in a constantly changing industry.  There can be no assurance that the Company will be able to achieve profitable operations in the foreseeable future, if at all.

The Company has identified a number of specific risk areas that may affect our operations and results in the future:

Risks Related to Our Financial Position and Capital Requirements

We are a development stage company and face uncertainties associated with being an early stage venture.

Our operating subsidiary, Debride, was incorporated in October 2012.  MedoveX was incorporated on July 30, 2013. Other material non-cash assets include the intellectual property relating to the DenerveX obtained from Scott M. W. Haufe, M.D. in connection with our acquisition of Debride.

We face all of the potential expenses, delays, uncertainties and complications typically encountered by development stage businesses, many of which may be beyond our control.

These include, but are not limited to, lack of sufficient capital, unanticipated problems, delays or expenses relating to product development and licensing and marketing activities, competition, technological changes and uncertain market acceptance.  In addition, if we are unable to manage growth effectively, our operating results could be materially and adversely affected.

We are in the early stage of product development and there can be no assurance that we will effectively and successfully develop products for commercialization.

The Denervex device we are developing has had only limited research and testing in the fields of use we are presently intending to explore and to commercialize.  We will have to continue to go through extensive research and testing to develop the initial product and any additional products and to determine or demonstrate the safety and effectiveness of their proposed use.  Our products and our proposed testing of those products will require various regulatory approvals and clearances.  Accordingly, the products we intend to pursue are not presently marketable in the fields of use for which we hope to develop them, and it is possible that some or all of them may never become legally and commercially marketable.  The development and testing of medical devices and related treatments and therapies is difficult, time-consuming and expensive, and the successful development of any products based on innovative technologies is subject to inherent uncertainties and risks of failure.  These risks include the possibilities that any or all of the proposed products or procedures may be found to be ineffective, or may otherwise fail to receive necessary regulatory clearances; that the proposed products or procedures may be uneconomical to produce and market or may never achieve broad market acceptance; that third parties may hold proprietary rights that preclude the Company from marketing its intended products or procedures; or that third parties may develop and market superior or equivalent products and procedures.  We are unable to predict whether our research and development or acquisition activities will result in any commercially viable products or procedures.  Furthermore, due to the extended testing and regulatory review process required before marketing clearances can be obtained, the time frames for commercialization of any products or procedures are long and uncertain.

We expect to continue to incur losses for the immediate future.

We have incurred losses since our inception.  We expect to continue to incur losses for the foreseeable future. The principal causes of our losses are likely to be personnel costs, working capital costs, research and development costs, intellectual property protection costs, brand development costs, marketing and promotion costs, and the lack of any significant revenue stream for the foreseeable future.  We may never achieve profitability.

Our independent registered public accounting firm has included an explanatory paragraph with respect to our ability to continue as a going concern in its report on our consolidated financial statements for the period ended December 31, 2016.

Our independent registered public accounting firm has included an explanatory paragraph with respect to our ability to continue as a going concern in its report on our consolidated financial statements for the period ended December 31, 2016. The presence of the going concern explanatory paragraph may have an adverse impact on our relationship with third parties with whom we do business, including our customers, vendors and employees and could make it challenging and difficult for us to raise additional debt or equity financing to the extent needed, all of which could have a material adverse impact on our business, results of operations, financial condition and prospects.

Raising additional capital and carrying out further acquisitions may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our technologies or products.

We will likely seek additional capital through a combination of private and public equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of existing stockholders will be diluted, and the terms may include liquidation or other preferences that adversely affect stockholder rights. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take certain actions, such as incurring debt, making capital expenditures or declaring dividends.

If we raise or expend additional funds through strategic partnerships, acquisitions, alliances and/or licensing arrangements with third parties, we may be required to relinquish valuable rights to our technologies or products, or grant licenses on terms that are not favorable to us. If we are unable to raise additional funds through equity or debt financing when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts or grant rights to develop and market products that we would otherwise prefer to develop and market ourselves.

Our operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of our control, which could cause fluctuations in the price of our securities.

We are subject to the following factors that may negatively affect our operating results:

●	the announcement or introduction of new products by our competitors;
●	our ability to upgrade and develop our systems and infrastructure to accommodate growth;
●	our ability to attract and retain key personnel in a timely and cost effective manner;
●	technical difficulties;
●	the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations and infrastructure;
●	our ability to identify and enter into relationships with appropriate and qualified third-party providers such as Devicix, LLC for necessary testing, clinical trials and manufacturing services;
●	regulation by federal, state or local governments; and
●	general economic conditions, as well as economic conditions specific to the medical device and healthcare industries.

As a result of our lack of any operating history and the nature of the markets in which we compete, it is difficult for us to forecast our revenues or earnings accurately.  As a strategic response to changes in the competitive environment, we may from time to time make certain decisions concerning expenditures, pricing, service or marketing that could have a material and adverse effect on our business, results of operations and financial condition.  Due to the foregoing factors, our quarterly revenues and operating results are difficult to forecast.

We may be unable to manage growth effectively.

As we seek to advance our product candidates, we will need to expand our development, regulatory, manufacturing, marketing and sales capabilities or contract with third parties to provide these capabilities for us.  We anticipate that a period of significant expansion will be required to address potential growth and to handle licensing and research activities.  This expansion will place a significant strain on our management, operational and financial resources.  To manage the expected growth of our operations and personnel, we must establish appropriate and scalable operational and financial systems, procedures and controls and must establish a qualified finance, administrative and operations staff. As a public company, we will have to implement internal controls to comply with government mandated regulations.  Our management may be unable to hire, train, retain, motivate and manage the necessary personnel or to identify, manage and exploit potential strategic relationships and market opportunities.  Our failure to manage growth effectively could have a material and adverse effect on our business, results of operations and financial condition.

Risks Related to Development, Clinical Testing and Regulatory Approval of Our Products

Government regulation of our business is extensive and regulatory approvals are uncertain, expensive and time-consuming.

Our research, development, testing and clinical trials, manufacturing and marketing of most of our intended products are subject to an extensive regulatory approval process by the FDA and other regulatory agencies in the U.S. and abroad.  The process of obtaining FDA and other required regulatory approvals for medical device products, including the potential for being required to engage in pre-clinical and clinical testing, is lengthy, expensive and uncertain.  There can be no assurance that, even after such time and expenditures, the Company will be able to obtain necessary regulatory approvals for clinical testing or for the manufacturing or marketing of any products.  In addition, during the regulatory process, other companies may develop other technologies with the same intended use as our products.  Even if regulatory clearance is obtained, a marketed product is subject to continual review, and later discovery of previously unknown safety issues or failure to comply with the applicable regulatory requirements may result in restrictions on a product’s marketing or withdrawal of the product from the market, as well as possible civil or criminal sanctions.

The results of our clinical trials may not support our product claims or may result in the discovery of adverse side effects.

Even if the clinical trials that we may need to undertake are completed as planned, we cannot be certain that their results will support our product claims or that the FDA or foreign regulatory authorities will agree with our conclusions regarding the results of the trials.

The clinical trial process may fail to demonstrate that a product is safe and effective for the proposed indicated use, which could cause us to abandon a product and could delay development of other products.  Any delay or termination of our clinical trials will delay the filing of our product submissions and, ultimately, our ability to commercialize a product and generate revenue.

 It is also possible that patients enrolled in clinical trials will experience adverse side effects that are not currently part of the product’s profile and not predicted or foreseen on the basis of prior experience.  Even if clinical trials are otherwise successful, we may be unable to develop a commercially viable product, treatment or therapy based on those trials.

Risks Related to Our Business and Industry

If our products and procedures do not gain market acceptance among physicians, patients and the medical community, we may be unable to generate significant revenues, if any.

Even if we obtain regulatory approval for our products, they may not gain market acceptance among physicians, healthcare payers, patients and the medical community. In particular, the U.S. government agency Center for Medicare/Medicaid Service or other private reimbursement agencies may decline to reimburse physicians and health care facilities whose patients are on Medicare or Medicaid or private insurance for use of our product, significantly reducing our potential market. Market acceptance will depend on our ability to demonstrate the benefits of our approved products in terms of safety, efficacy, convenience, ease of administration and cost effectiveness.  In addition, we believe market acceptance depends on the effectiveness of our marketing strategy, the pricing of our approved products and the reimbursement policies of government and third party payers with respect to our products.  Physicians may not utilize our approved products for a variety of reasons and patients may determine for any reason that our product is not useful to them.  If any of our approved products fail to achieve market acceptance, our ability to generate revenues will be limited.

The industry in which we plan to operate is highly competitive and there can be no assurances that we will be able to compete effectively.

We are engaged in a rapidly evolving industry.  Competition from other medical device companies and from other research and academic institutions is intense and expected to increase.  Many of these companies have substantially greater financial and other resources and development capabilities than we do, have substantially greater experience in undertaking pre-clinical and clinical testing of products, and are commonly regarded in the medical device industries as very aggressive competitors.  In addition to competing with universities and other research institutions in the development of products, technologies and processes, we compete with other companies in acquiring rights to products or technologies from universities.  There can be no assurance that we can develop products that are more effective or achieve greater market acceptance than competitive products, or that our competitors will not succeed in developing products and technologies that are more effective than those being developed by us and that would therefore render our products and technologies less competitive or even obsolete.

Third parties may claim that we infringe on their proprietary rights and may prevent us from commercializing and selling our products.

There has been substantial litigation in the medical device industry with respect to the manufacture, use and sale of new products.  These lawsuits often involve claims relating to the validity of patents supporting the new products and/or the validity and alleged infringement of patents or proprietary rights of third parties.  We may be required to defend against challenges to the validity of our patents and against claims relating to the alleged infringement of patent or proprietary rights of third parties.

Litigation initiated by a third party claiming patent invalidity or patent infringement could:

●	require us to incur substantial litigation expense, even if we are successful in the litigation;
●	require us to divert significant time and effort of our management;
●	result in the loss of our rights to develop, make or market our products; and
●	require us to pay substantial monetary damages or royalties in order to license proprietary rights from third parties or to satisfy judgments or to settle actual or threatened litigation.

Although patent and intellectual property disputes within the medical device industry have often been settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include the long-term payment of royalties.

Furthermore, the required licenses may not be made available to us on acceptable terms.  Accordingly, an adverse determination in a judicial or administrative proceeding or a failure to obtain necessary licenses could prevent us from manufacturing and selling our products or increase our costs to market our products.

Healthcare policy changes, including the recently enacted legislation to reform the United States healthcare system, may have a material adverse effect on us.

In March 2010, President Obama signed into law the PPACA, which substantially changes the way healthcare is financed by both governmental and private insurers, encourages improvements in the quality of healthcare items and services, and significantly impacts the medical device industry. The PPACA includes, among other things, the following measures:

●	a 2.3% excise tax on any entity that manufactures or imports medical devices offered for sale in the United States, with limited exceptions;
●	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities and conduct comparative clinical effectiveness research;
●
new reporting and disclosure requirements on device manufacturers for any “transfer of value” made or distributed to physicians and teaching hospitals, as well as reporting of certain physician ownership interests;

●
payment system reforms including a national pilot program on payment bundling to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models; and

●	an independent payment advisory board that will submit recommendations to reduce Medicare spending if projected Medicare spending exceeds a specified growth rate.

These provisions could meaningfully change the way healthcare is delivered and financed, and could have a material adverse impact on numerous aspects of our business.

In the future, there may continue to be additional proposals relating to the reform of the United States healthcare system. Certain of these proposals could limit the prices we are able to charge for our products or the amounts of reimbursement available for our products, and could limit the acceptance and availability of our products. The adoption of some or all of these proposals could have a material adverse effect on our business, results of operations and financial condition.

Additionally, initiatives sponsored by government agencies, legislative bodies and the private sector to limit the growth of healthcare costs, including price regulation and competitive pricing, are ongoing in markets where we do business. We could experience an adverse impact on our operating results due to increased pricing pressure in the United States and in other markets. Governments, hospitals and other third party payors could reduce the amount of approved reimbursement for our products or deny coverage altogether. Reductions in reimbursement levels or coverage or other cost-containment measures could adversely affect our future operating results.

We depend on key personnel.

We depend greatly on Dr. Scott M. W. Haufe, a member of the board of directors and the co-founder of Debride, Jarrett Gorlin, our Chief Executive Officer, and a member of the board of directors and Patrick Kullmann, our President and Chief Operating Officer, among others.  Our success will depend, in part, upon our ability to attract and retain additional skilled personnel, which will require substantial additional funds.  There can be no assurance that we will be able to find, attract and retain additional qualified employees, directors, and advisors having the skills necessary to operate, develop and grow our business.  Our inability to hire qualified personnel, the loss of services of Dr. Haufe, Mr. Gorlin or Mr. Kullmann, or the loss of services of other executive officers, key employees, or advisors that may be hired in the future, may have a material and adverse effect on our business.  We currently do not maintain “key man” insurance policies on the lives of these individuals or the lives of any of our other employees.

In the future, we could experience difficulties attracting and retaining qualified employees. Competition for qualified personnel in the medical products field is intense. We may need to hire additional personnel as we expand our clinical development and commercial activities. We may not be able to attract and retain quality personnel on acceptable terms or at all.

In addition, we may enter into arrangements with consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy.

Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

If we are unable to hire qualified personnel, our business and financial condition may suffer.

Our success and achievement of our growth plans depend on our ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. In this regard, we have limited resources and as such we may not able to provide an employee with the same amount of compensation that he or she would likely receive at a larger company and as a result we may face difficulty in finding qualified employees.  The inability to attract, retain and motivate any additional highly skilled employees required for the expansion of our activities, could have a materially adverse effect on our ability to conduct our business and as such can impair our operations.

If we obtain approval to commercialize our products outside of the United States, a variety of risks associated with international operations could materially adversely affect our business.

If our products are approved for commercialization outside the United States, we will likely seek to enter into agreements with third parties to market our products outside the United States. We expect that we will be subject to additional risks related to entering into or maintaining international business relationships, including:

●	different regulatory requirements for medical devices or treatments in foreign countries;
●	lack of adequate reimbursement for the use of our product;
●	differing United States and foreign import and export rules;
●	reduced protection for intellectual property rights in foreign countries;
●	unexpected changes in tariffs, trade barriers and regulatory requirements;
●	economic weakness, including inflation, or political instability in particular foreign economies and markets;
●	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;
●	foreign taxes, including withholding of payroll taxes;
●	foreign currency fluctuations, which could result in increased operating expenses and reduced revenues and other obligations incident to doing business in another country;
●	workforce uncertainty in countries where labor unrest is more common than in the United States;
●	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad;
●	potential liability resulting from development work conducted by these distributors; and
●	business interruptions resulting from geographical actions, including war and terrorism, or natural disasters.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response, and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenues from our products.

If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of our company and our operating results will be adversely affected.

We face substantial competition, which may result in others discovering, developing or commercializing products before, or more successfully, than we do.

Our future success depends on our ability to demonstrate and maintain a competitive advantage with respect to the design, development and commercialization of new and novel products.

Our competitors may succeed in developing competing products before we do for the same indications that we are pursuing, obtaining regulatory approval for products or gaining acceptance for the same markets that we are targeting. If we are not "first to market" with one of our products, our competitive position could be compromised because it may be more difficult for us to obtain marketing approval for that product and successfully market that product as a second competitor.

Many of our competitors have substantially greater commercial infrastructures and financial, technical and personnel resources than we have. We will not be able to compete successfully unless we successfully:

●	design and develop products that are superior to other products in the market;
●	attract qualified scientific, medical, sales and marketing and commercial personnel;
●	obtain patent and/or other proprietary protection for our processes and products;
●	obtain required regulatory approvals; and
●	collaborate with others in the design, development and commercialization of new products.

Established competitors may invest heavily to quickly discover and develop novel treatments that could make our products obsolete. In addition, any new product that competes with an approved product must demonstrate compelling advantages in efficacy, convenience, tolerability and safety in order to overcome price competition and to be commercially successful. If we are not able to compete effectively against our current and future competitors, our business will not grow and our financial condition and operations will suffer.

If our future employees or third parties with whom we contract commit fraud or other misconduct, including noncompliance with regulatory standards and requirements, our business may experience serious adverse consequences.

We are exposed to the risk of employee or third party fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA regulations, to provide accurate information to the FDA, to comply with manufacturing standards we have established, to comply with federal and state health-care fraud and abuse laws and regulations, to report financial information or data accurately or to disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We have adopted a Code of Business Conduct and Ethics but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of any products.

We face an inherent risk of product liability as a result of any clinical testing of our products and will face an even greater risk if we commercialize any products. We may be sued if any product we develop allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale.

Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability, and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

●	decreased demand for our products or products that we may develop;
●	injury to our reputation;
●	withdrawal of clinical trial participants;
●	costs to defend the related litigation;
●	a diversion of management's time and our resources;
●	substantial monetary awards to trial participants or patients;
●	product recalls, withdrawals or labeling, marketing or promotional restrictions;
●	loss of revenue;
●	the inability to commercialize our products; and
●	a decline in our stock price.

Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop. We currently do not maintain product liability insurance because it is generally expensive, and in light of our developmental stage we do not believe it is cost effective to obtain at this time. Since we commenced sales, we secured product liability insurance; however, we may not be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities, if at all.  If we are the subject of a successful product liability claim that exceeds the limits of any insurance coverage we obtain, we would incur substantial charges that would adversely affect our earnings and require the commitment of capital resources that might otherwise be available for the development and commercial launch of our products.

We may not be able to secure adequate clinical trial liability insurance for all of our products and a successful clinical trial liability claim against us could have an adverse effect on our financial condition even with such insurance coverage.

Our business will expose us to potential liability that results from risks associated with conducting clinical trials of our products. There is no guarantee that we will be able to procure clinical trial liability insurance at favorable rates, if at all, and even if procured that we will procure adequate coverage to satisfy any liability we may incur. A successful clinical trial liability claim, if any, brought against us could have a material adverse effect on our business, prospects, financial condition and results of operations even though clinical trial insurance is successfully maintained or obtained. The current and planned insurance coverages may only mitigate a small portion of a substantial claim against us.

Our relationships with customers and third-party payors in the United States and elsewhere will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers, physicians and third-party payors in the United States and elsewhere play a primary role in the recommendation and prescription of any products for which we obtain marketing approval. Our future arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our products for which we obtain marketing approval. Restrictions under applicable federal, state and foreign healthcare laws and regulations include the following:

●
the federal healthcare anti-kickback statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal and state healthcare programs such as Medicare and Medicaid;

●
the federal False Claims Act imposes criminal and civil penalties, including civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

●
the federal Health Insurance Portability and Accountability Act of 1996, or HIPPA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program. HIPAA and HITECH also regulate the use and disclosure of identifiable health information by health care providers, health plans and health care clearinghouses, and also impose obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of identifiable health information as well as requiring notification of regulatory breaches. HIPAA and HITECH violations may prompt civil and criminal enforcement actions as well as enforcement by state attorneys general;

●
the federal false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

●
the federal transparency requirements under the Health Care Reform Law requires manufacturers of drugs, devices, biologics and medical supplies to report to the Department of Health and Human Services information related to physician payments and other transfers of value and physician ownership and investment interests;

●
analogous state laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; and

●	analogous anti-kickback, fraud and abuse and healthcare laws and regulations in foreign countries.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. If any of the physicians or other providers or entities with whom we expect to do business are found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Risks Related to Commercialization of Our Products

If, in the future, we are unable to establish our own sales, marketing and distribution capabilities or enter into licensing or collaboration agreements for these purposes, we may not be successful in commercializing our products.

We currently have a relatively small number of employees and do not have a sales or marketing infrastructure, and we, do not have any significant sales, marketing or distribution experience. We intend to be opportunistic in seeking to either build our own commercial infrastructure to commercialize our products if and when they are approved, or enter into licensing or collaboration agreements to assist in the future development and commercialization of such products.

If we choose to develop internal sales, distribution and marketing capabilities, we will likely have to invest significant amounts of financial and management resources, some of which will be committed prior to any confirmation that any product will be approved. For products for which we decide to perform sales, marketing and distribution functions ourselves, we could face a number of additional risks, including:

●	our inability to recruit and retain adequate numbers of effective sales and marketing personnel;
●	the inability of sales personnel to obtain access to physicians or persuade adequate numbers of physicians to utilize our procedures;
●	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and
●	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

Where and when appropriate, we may elect to utilize contract sales forces or strategic partners to assist in the commercialization of our products. If we enter into arrangements with third parties to perform sales, marketing and distribution services for our products, the resulting revenues or the profitability from these revenues to us are likely to be lower than if we had sold, marketed and distributed our products ourselves. In addition, we may not be successful in entering into arrangements with third parties to sell, market and distribute our products or may be unable to do so on terms that are favorable to us. We likely will have limited control over such third parties, and any of these third parties may fail to devote the necessary resources and attention to sell, market and distribute our products effectively.

If we do not establish sales, marketing and distribution capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our products.

Risks Related to Acquisitions

We may be unable to identify, acquire, close or integrate acquisition targets successfully.

A substantial part of our business strategy includes acquiring and integrating complementary businesses, products, technologies or other assets, and forming strategic alliances, joint ventures and other business combinations, to help drive future growth. We may also in-license new products. Acquisitions or similar arrangements may be complex, time consuming and expensive. In some cases, we move very rapidly to negotiate and consummate the transaction, once we identify the acquisition target. We may not consummate some negotiations for acquisitions or other arrangements, which could result in significant diversion of management and other employee time, as well as substantial out-of-pocket costs. In addition, there are a number of risks and uncertainties relating to our closing transactions. If such transactions are not completed for any reason, we will be subject to several risks, including the following: (i) the market price of our common shares may reflect a market assumption that such transactions will occur, and a failure to complete such transactions could result in a negative perception by the market of us generally and a decline in the market price of our common shares; and (ii) many costs relating to the such transactions may be payable by us whether or not such transactions are completed.

If an acquisition is consummated (such as our acquisition and subsequent divestiture of Streamline, Inc.), the integration of the acquired business, product or other assets into our Company may also be complex and time-consuming and, if such businesses, products and assets are not successfully integrated, we may not achieve the anticipated benefits, cost-savings or growth opportunities. Potential difficulties that may be encountered in the integration process include the following:

●	integrating personnel, operations and systems, while maintaining focus on selling and promoting existing and newly-acquired products;
●	coordinating geographically dispersed organizations;
●	distracting management and employees from operations;
●	retaining existing customers and attracting new customers;
●	maintaining the business relationships the acquired company has established, including with healthcare providers; and
●	managing inefficiencies associated with integrating the operations of the Company.

We have incurred, and may incur in the future, restructuring and integration costs and a number of non-recurring transaction costs associated with these acquisitions, combining the operations of the Company and the acquired company and achieving desired synergies. These fees and costs may be substantial. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, filing fees and printing costs. Additional unanticipated costs may be incurred in the integration of the businesses of the Company and the acquired company. There can be no assurance that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the acquired business, will offset the incremental transaction-related costs over time. Therefore, any net benefit may not be achieved in the near term, the long term or at all.

These acquisitions and other arrangements, even if successfully integrated, may fail to further our business strategy as anticipated or to achieve anticipated benefits and success, expose us to increased competition or challenges with respect to our products or geographic markets, and expose us to additional liabilities associated with an acquired business, product, technology or other asset or arrangement. Any one of these challenges or risks could impair our ability to realize any benefit from our acquisition or arrangement after we have expended resources on them.

Our strategic acquisitions, investments or alliances may not be successful.

As part of our strategy to increase revenue growth, we seek to supplement our internal growth through strategic acquisitions, investments and alliances. Such transactions are inherently risky. The success of any acquisition, investment or alliance may be affected by a number of factors, including our ability to properly assess and value the potential business opportunity or to successfully integrate any business we may acquire into our existing business. There can be no assurance that any past or future transaction will be successful.

Our future growth is dependent upon the development or acquisition of new products, and there can be no assurance that such products will be developed.

A significant element of our strategy is to increase revenue growth by focusing on products that deliver greater benefits to physicians, healthcare payers, patients and the medical community. The development or acquisition of these products may require significant research and development, clinical trials and regulatory approvals. The results of our product development efforts may be affected by a number of factors, including our ability to innovate, develop and manufacture new products, complete clinical trials, obtain regulatory approvals and reimbursement in the United States and abroad, or gain and maintain market approval of our products. In addition, patents attained by others can preclude or delay our commercialization of a product. There can be no assurance that any products now in development or that we may seek to develop in the future will achieve technological feasibility, obtain regulatory approval or gain market acceptance.

Risks Related to Our Dependence on Third Parties

We are dependent on contract research organizations and other contractors to assist in our clinical testing and for certain research and development activities, thus, the timing and adequacy of our clinical trials and such research activities are, to a certain extent, beyond our control.

The nature of clinical trials and our business strategy will likely require us to rely on contract research organizations, independent clinical investigators and other third party service providers to assist us with clinical testing and certain research and development activities. Our success is dependent upon the success of these outside parties in performing their responsibilities. Although we believe our contractors are economically motivated to perform on their contractual obligations, we cannot directly control the adequacy and timeliness of the resources and expertise applied to these activities by our contractors. If our contractors do not perform their activities in an adequate or timely manner, the development and commercialization of our products could be delayed.

If the third parties on which we may need to rely to conduct any clinical trials and to assist us with pre-clinical development or other key steps do not perform as contractually required or expected, we may not be able to obtain regulatory clearance or approval for or commercialize our product.

We do not have (and do not expect to develop) the independent ability to independently conduct pre-clinical and clinical trials for our products and to the extent we will need to conduct such trials, we will likely need to rely on third-parties, such as contract research organizations, medical institutions, clinical investigators and contract laboratories to conduct such trials.  We also do not have (and do not expect to develop) the independent ability to manufacture our proposed products, and will therefore need to rely on third parties such as contract manufacturing organizations.  If these various third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, or if the quality or accuracy of the data they obtain or the quality of the products they produce for us is compromised due to the failure to adhere to our clinical or manufacturing protocols or regulatory requirements or for any other reasons, we may have difficulty replacing them with other qualified third-party providers of the necessary services or products and in the meantime, our pre-clinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory clearance or approval for, or successfully commercialize, a product on a timely basis, if at all.  As such, our business, operating results and prospects may be adversely affected and may even fail entirely.  Furthermore, our third-party clinical trial investigators may be delayed in conducting our clinical trials for reasons outside of their (or our) control.

We rely on third parties to manufacture our products and as a result we may not be able to control our product development.

We do not currently own or operate any manufacturing facilities, and we lack sufficient internal staff to produce clinical and preclinical product supplies ourselves. As a result, we are working with a third-party contract manufacturer to produce sufficient quantities of our products for future clinical trials, preclinical testing and commercialization.

Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured products ourselves, including reliance on the third party for regulatory compliance and quality assurance, the possibility of breach of the manufacturing agreement by the third party because of factors beyond our control (including a failure to manufacture our products in accordance with our product specifications) and the possibility of termination or nonrenewal of the agreement by the third party, based on its own business priorities, at a time that is costly or damaging to us. We will be dependent on the ability of these third-party manufacturers to produce adequate supplies of medical products to support our clinical development programs and future commercialization of our products. In addition, the FDA and other regulatory authorities require that our products be manufactured according to current good manufacturing practices and similar foreign standards. Any failure by our third-party manufacturer to comply with cGMP or failure to scale up manufacturing processes, including any failure to deliver sufficient quantities of products in a timely manner, could lead to a delay in, or failure to obtain, regulatory approval of any of our products. In addition, such failure could be the basis for action by the FDA to withdraw approvals for products previously granted to us and for other regulatory action, including recall or seizure, fines, imposition of operating restrictions, total or partial suspension of production or injunctions.

We have limited staffing and rely on our third party manufacturer to purchase from third-party suppliers the materials necessary to produce our products. There are a limited number of suppliers for certain capital equipment and materials that we use to manufacture our products. Such suppliers may not sell these materials to our manufacturer at the times we need them or on commercially reasonable terms. We do not have any control over the process or timing of the acquisition of these materials by our third party manufacturer. If our manufacturer or we are unable to purchase these materials after regulatory approval has been obtained for our products, the commercial launch of our products would be delayed or there would be a shortage in supply, which would impair our ability to generate revenues from the sale of our products.

In addition, our manufacturer may not be able to manufacture our products at a cost or in quantities or in a timely manner necessary to develop and commercialize them. If we successfully commercialize the DenerveX or any of our products, we may be required to establish or access large-scale commercial manufacturing capabilities. In addition, as our development pipeline increases and matures, we may have a greater need for clinical trial and commercial manufacturing capacity. To meet our projected needs for commercial manufacturing the third party with whom we currently work will need to increase its scale of production or we will need to secure an alternate supplier.

We may not be successful in establishing and maintaining strategic partnerships, which could adversely affect our ability to develop and commercialize products.

We may seek to enter into strategic partnerships in the future, including alliances with other healthcare companies, to enhance and accelerate the development and commercialization of our products. We face significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex. Moreover, we may not be successful in our efforts to establish a strategic partnership or other alternative arrangements for any future products and programs because our research and development pipeline may be insufficient, our products and programs may be deemed to be at too early of a stage of development for collaborative effort and/or third parties may not view our products and programs as having the requisite potential to demonstrate safety and efficacy. Even if we are successful in our efforts to establish strategic partnerships, the terms that we agree upon may not be favorable to us and we may not be able to maintain such strategic partnerships if, for example, development or approval of a product is delayed or sales of an approved product are disappointing.

If we ultimately determine that entering into strategic partnerships is in our best interest but either fail to enter into, are delayed in entering into or fail to maintain such strategic partnerships:

●	the development of certain of our current or future products may be terminated or delayed;
●	our cash expenditures related to development of certain of our current or future products would increase significantly and we may need to seek additional financing;
●	we may be required to hire additional employees or otherwise develop expertise, such as sales and marketing expertise, for which we have not budgeted;
●	we will bear all of the risk related to the development of any such products; and
●	the competitiveness of any product that is commercialized could be reduced.

Risks Related to Our Intellectual Property Rights

We could be unsuccessful in obtaining adequate patent protection for one or more of our products.

We cannot be certain that our patents will not later be found to be invalid and/or unenforceable or that any new patents that we seek to obtain will be issued or granted. The patent position of medical products companies is generally uncertain because it involves complex legal and factual considerations. The standards applied by the United States Patent and Trademark Office and foreign patent offices in granting patents are not always applied uniformly or predictably. For example, there is no uniform worldwide policy regarding patentable subject matter or the scope of claims allowable in medical product patents. Consequently, patents may not issue from our pending patent applications. As such, we do not know the degree of future protection that we will have on our proprietary products and technology.

We have obtained a patent with respect to our technology both domestically and internationally and anticipate potentially filing multiple patent applications, in the future.  While we believe that we will be able to secure adequate and enforceable patent protection for our products and technologies, there is no guarantee that patent protection can be obtained, and even if it is obtained that such patent protection will ultimately be deemed valid, sufficiently enforceable, sufficient to preclude competition or not infringe upon the rights of other parties.

Our commercial success may depend in part on our ability to obtain additional patents and protect our existing patent position as well as our ability to maintain adequate protection of other intellectual property for our technologies, products, and any future products in the United States and other countries. If we do not adequately protect our intellectual property, competitors may be able to use our technologies and erode or negate any market exclusivity related competitive advantage we may have, which could harm our business and ability to achieve profitability. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States, and we may encounter significant problems in protecting our proprietary rights in these countries.

Issued patents covering one or more of our products could be found invalid or unenforceable if challenged in court.

If we were to initiate legal proceedings against a third party to enforce a patent covering one of our products, the defendant could counterclaim that our patent is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, for example, lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the U.S. Patent and Trademark Office, or made a misleading statement, during prosecution. The outcome following legal assertions of invalidity and unenforceability during patent litigation is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on one or more of our products. Such a loss of patent protection could have a material adverse impact on our business.

Claims that our products or the sale or use of our products infringe the patent rights of third parties could result in costly litigation or could require substantial time and money to resolve, even if litigation is avoided.

We cannot guarantee that our products or, the use of our products does not infringe any third party patents. Third parties might allege that we are infringing their patent rights or that we have misappropriated their trade secrets. Such third parties might resort to litigation against us. The basis of such litigation could be existing patents or patents that issue in the future. Our failure to successfully defend against any claims that our products infringe the rights of third parties could also adversely affect our business.

It is also possible that we failed to identify relevant patents or applications. For example, applications filed before November 29, 2000 and certain applications filed after that date that will not be filed outside the United States remain confidential until patents issue. Patent applications in the United States and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering our products could have been filed by others without our knowledge.

Additionally, pending patent applications which have been published can, subject to certain limitations, be later amended in a manner that could cover our products or the use of our products.

In order to avoid or settle potential claims with respect to any patent rights of third parties, we may choose or be required to seek a license from a third party and be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we or any future strategic partners were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining access to the same intellectual property. Ultimately, we could be prevented from commercializing one or more of our products, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we are unable to enter into licenses on acceptable terms. This could harm our business significantly.

Defending against claims of patent infringement or misappropriation of trade secrets could be costly and time consuming, regardless of the outcome. Thus, even if we were to ultimately prevail, or to settle at an early stage, such litigation could burden us with substantial unanticipated costs. In addition, litigation or threatened litigation could result in significant demands on the time and attention of our management team, distracting them from the pursuit of other Company business.

Unfavorable outcomes in intellectual property litigation could limit our research and development activities and/or our ability to commercialize certain products.

If third parties successfully assert intellectual property rights against us, we might be barred from using certain aspects of our product technology, or we may be barred from developing and commercializing certain products. Prohibitions against using certain technologies, or prohibitions against commercializing certain products, could be imposed by a court or by a settlement agreement between us and a plaintiff. In addition, if we are unsuccessful in defending against allegations of patent infringement or misappropriation of trade secrets, we may be forced to pay substantial damage awards to the plaintiff. There is inevitable uncertainty in any litigation, including intellectual property litigation. There can be no assurance that we would prevail in any intellectual property litigation, even if the case against us is weak or flawed. If litigation leads to an outcome unfavorable to us, we may be required to obtain a license from the patent owner, in order to continue our research and development programs or to market our product(s). It is possible that the necessary license will not be available to us on commercially acceptable terms, or at all. This could limit our research and development activities, our ability to commercialize certain products, or both.

Most of our competitors are larger than we are and have substantially greater resources. They are, therefore, likely to be able to sustain the costs of complex patent litigation longer than we could. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations, or enter into strategic partnerships that would help us bring our products to market.

In addition, any future patent litigation, interference or other administrative proceedings will result in additional expense and distraction of our personnel. An adverse outcome in such litigation or proceedings may expose us or any future strategic partners to loss of our proprietary position, expose us to significant liabilities, or require us to seek licenses that may not be available on commercially acceptable terms, if at all.

Confidentiality agreements with employees and third parties may not prevent unauthorized disclosure of trade secrets and other proprietary information.

In addition to patents, we rely on trade secrets, technical know-how, and proprietary information concerning our business strategy in order to protect our competitive position. In the course of our research and development activities and our business activities, we often rely on confidentiality agreements to protect our proprietary information. Such confidentiality agreements are used, for example, when we talk to manufacturers or clinical development services or potential strategic partners. In addition, each of our employees is required to sign a confidentiality agreement upon joining us. We take steps to protect our proprietary information, and our confidentiality agreements are carefully drafted to protect our proprietary interests. Nevertheless, there can be no guarantee that an employee or an outside party will not make an unauthorized disclosure of our proprietary confidential information. This might happen intentionally or inadvertently. It is possible that a competitor will make use of such information, and that our competitive position will be compromised, in spite of any legal action we might take against persons making such unauthorized disclosures.

Trade secrets are difficult to protect. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, or outside scientific collaborators might intentionally or inadvertently disclose our trade secret information to competitors. Enforcing a claim that a third party illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States sometimes are less willing than U.S. courts to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

Our research and development strategic partners may have rights to publish data and other information to which we have rights. In addition, we may engage individuals or entities to conduct research relevant to our business. The ability of these individuals or entities to publish or otherwise publicly disclose data and other information generated during the course of their research is subject to certain contractual limitations. These contractual provisions may be insufficient or inadequate to protect our confidential information. If we do not apply for patent protection prior to such publication, or if we cannot otherwise maintain the confidentiality of our proprietary technology and other confidential information, then our ability to obtain patent protection or to protect our trade secret information may be jeopardized.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:

●	others may be able to make products that are the same as or similar to our products but that are not covered by the claims of the patents that we own or have exclusively licensed;
●	we or any future strategic partners might not have been the first to make the inventions covered by the issued patent or pending patent application that we own;
●	we or any future strategic partners might not have been the first to file patent applications covering certain of our inventions;
●	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;
●	issued patents that we own may not provide us with any competitive advantages, or may be held invalid or unenforceable, as a result of legal challenges by our competitors;
●
our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

●	we may not develop additional proprietary technologies that are patentable; and
●	the patents of others may have an adverse effect on our business.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.

As is the case with other medical products companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the medical products industry involve both technological complexity and legal complexity. Therefore, obtaining and enforcing medical industry patents is costly, time-consuming and inherently uncertain. In addition, Congress may pass patent reform legislation. The Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts, and the U.S. Patent and Trademark Office, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The U.S. Patent and Trademark Office and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

Internationally, we may apply for patent protection relating to certain existing and proposed products and processes. While we will generally apply for patents in those countries where we intend to make, use or sell patented products, we may not accurately predict all of the countries where patent protection will ultimately be desirable. If we fail to timely file a patent application in any such country, we may be precluded from doing so at a later date. Furthermore, we cannot assure you that any of our patent applications (domestic or international) will be approved. The rights granted to us under our patents, including prospective rights sought in our pending patent applications, may not be meaningful or provide us with any commercial advantage and they could be opposed, contested or circumvented by our competitors or be declared invalid or unenforceable in judicial or administrative proceedings. The failure of our patents to adequately protect our technology might make it easier for our competitors to offer the same or similar products or technologies. Competitors may be able to design around our patents or develop products that provide outcomes which are comparable to ours without infringing on our international intellectual property rights.  In the event of unauthorized use or disclosure or other breaches of such agreements, we may not be provided with meaningful protection for our trade secrets or other proprietary information. Due to differences between foreign and U.S. patent laws, our patented intellectual property rights may not receive the same degree of protection in foreign countries as they would in the United States. Even if patents are granted outside the United States, effective enforcement in those countries may not be available.  In countries where we do not have significant patent protection, we may not be able to stop a competitor from marketing products in such countries that are the same as or similar to our products. Moreover, we may not have sufficient resources or desire to defend our patents or trademarks against challenges or to enforce our intellectual property rights, especially if those rights are international in scope and venue.

Securities market risks

Our stock price and trading volume may be volatile, which could result in losses for our stockholders.

The equity markets may experience periods of volatility, which could result in highly variable and unpredictable pricing of equity securities. The market price of our Common stock could change in ways that may or may not be related to our business, our industry or our operating performance and financial condition and could negatively affect our share price or result in fluctuations in the price or trading volume of our Common stock.  We cannot predict the potential impact of these periods of volatility on the price of our Common stock. The Company cannot assure you that the market price of our Common stock will not fluctuate or decline significantly in the future.

Our inability to comply with Nasdaq’s listing requirements could result in our common stock being delisted, which could affect its market price and liquidity and reduce our ability to raise capital.

We are required to meet certain qualitative and financial tests (including having stockholders’ equity of at least $2.5 million to maintain the listing of our common stock on the NASDAQ Capital Market as set forth in NASDAQ listing rule 5550(b)(1) the (“Stockholders’ Equity Requirement” or “Rule 5550(b)(1)”). If we do not maintain compliance with the continued listing requirements for NASDAQ within specified periods and subject to permitted extensions, our common stock may be recommended for delisting (subject to any appeal we would file). If our common stock were delisted, it could be more difficult to buy or sell our common stock and to obtain accurate quotations, and the price of our stock could suffer a material decline. Delisting would also impair our ability to raise capital.

On August 30, 2016, we received a letter from the Listing Qualifications Department of the NASDAQ Stock Market notifying the us that we were not in compliance with the Stockholders’ Equity Requirement; specifically, the stockholders’ equity of $1,311,796 as reported in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 was below the minimum stockholder’s equity of $2,500,500 required for continued listing on the NASDAQ Capital Market in accordance with Rule 5550(b)(1). The decline in our stockholders’ equity was largely a result of the recognition of an impairment loss recorded in our Form 10-Q for the quarter ended June 30, 2016 related to the intangible assets of Streamline Inc., which we acquired as our wholly owned subsidiary in March 2015.

On October 14, 2016, we submitted a plan to NASDAQ to regain compliance with the Stockholders’ Equity Requirement (the “Plan”) through a combination of note conversions, warrant exercises and infusions of equity capital.

On November 1, 2016, we received formal notice from NASDAQ informing us that that we have been granted an extension until February 27, 2017 to regain compliance with the Stockholders’ Equity Requirement for continued listing of our common stock on the NASDAQ Capital Market.

On February 24, 2017, we filed a Form 8K with the Securities and Exchange Commission summarizing the actions taken to regain and affirmatively state its current compliance with NASDAQ's stockholder equity requirement.

On March 1, 2017, NASDAQ issued a determination letter stating that the company had successfully evidenced compliance with the minimum $2,500,000 stockholders' equity requirement for continued listing on the Capital Market.

NASDAQ will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of its next periodic report the Company does not evidence compliance, we may be subject to delisting.

While we are exercising diligent efforts to maintain the listing of our common stock on NASDAQ, there can be no assurance that the Company will be able to maintain compliance with Rule 5550(b)(1).

If our Common stock is delisted from NASDAQ the Company would be subject to the risks relating to penny stocks.

If our Common stock were to be delisted from trading on the NASDAQ Capital Market and the trading price of the Common stock were below $5.00 per share on the date the Common stock were delisted, trading in our Common stock would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These rules require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock" and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, generally institutions. These additional requirements may discourage broker-dealers from effecting transactions in securities that are classified as penny stocks, which could severely limit the market price and liquidity of such securities and the ability of purchasers to sell such securities in the secondary market. A penny stock is defined generally as any non-exchange listed equity security that has a market price of less than $5.00 per share, subject to certain exceptions.

If we need additional capital to fund the growth of our operations, and cannot obtain sufficient capital, we may be forced to limit the scope of our operations.

As we implement our growth strategies, we may experience increased capital needs. We may not, however, have sufficient capital to fund our future operations without additional capital investments. If adequate additional financing is not available on reasonable terms or at all, we may not be able to carry out our corporate strategy and we would be forced to modify our business plans (e.g., limit our expansion, limit our marketing efforts and/or decrease or eliminate capital expenditures), any of which may adversely affect our financial condition, results of operations and cash flow. Such reduction could materially adversely affect our business and our ability to compete.

Our capital needs will depend on numerous factors, including, without limitation, (i) our profitability or lack thereof, (ii) our ability to respond to a release of competitive products by our competitors, and (iii) the amount of our capital expenditures, including acquisitions. Moreover, the costs involved may exceed those originally contemplated. Cost savings and other economic benefits expected may not materialize as a result of any cost overruns or changes in market circumstances. Failure to obtain intended economic benefits could adversely affect our business, financial condition and operating performances.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future and our stock may not appreciate in value.

We have not declared or paid cash dividends on our common stock to date. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of any existing or future debt agreements may preclude us from paying dividends. There is no guarantee that shares of our Common stock will appreciate in value or that the price at which our stockholders have purchased their shares will be able to be maintained.

If securities or industry analysts do not publish research or reports about our business, or publish inaccurate or unfavorable research reports about our business, our share price and trading volume could decline.

The trading market for our Common stock will, to some extent, depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us should downgrade our shares or change their opinion of our business prospects, our share price would likely decline. If one or more of these analysts ceases coverage of our company or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price and volume to decline.

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common or preferred stock or other securities that are convertible into or exercisable for our common or preferred stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders.  We are authorized to issue an aggregate of 49,500,000 shares of common stock and 500,000 shares of “blank check” preferred stock (of which 45,000 shares have been designated Series A Convertible Preferred Stock, of which 17,993 shares are issued and outstanding). We may issue additional shares of our common stock or other securities that are convertible into or exercisable for our common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes.  The future issuance of any such additional shares of our common stock may create downward pressure on the trading price of the common stock. We will need to raise additional capital in the near future to meet our working capital needs, and there can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with these capital raising efforts, including at a price (or exercise or conversion prices) below the price an investor paid for stock.

An aggregate of 2,953,013 shares of common stock underlying certain of our warrants and an aggregate of 1,799,279 shares of common stock underlying our Series A Preferred Stock are being registered in this registration statement.  Upon exercise of these warrants or conversion of these shares of Series A Preferred Stock, you will experience dilution.  As of April 10, 2017, we have 17,441,351 shares of common stock issued and outstanding and 17,993 shares of our Series A Preferred Stock issued and outstanding.  Assuming full exercise of these warrants and full conversion of the shares of Series A Preferred Stock, the number of shares of our common stock outstanding will increase by 4,752,292. Thus, assuming full exercise of the warrants and the conversion of all issued and outstanding Series A Preferred Stock, the number of shares of common stock outstanding post-offering will be 22,193,643.

You could lose all of your investment.

An investment in our securities is speculative and involves a high degree of risk. Potential investors should be aware that the value of an investment in the Company may go down as well as up. In addition, there can be no certainty that the market value of an investment in the Company will fully reflect its underlying value. You could lose your entire investment.

The ability of our Board of Directors to issue additional stock may prevent or make more difficult certain transactions, including a sale or merger of the Company.

Our Board of Directors is authorized to issue up to 500,000 shares of preferred stock (of which 45,000 shares have been designated Series A Convertible Preferred Stock, of which 17,993 shares are issued and outstanding) with powers, rights and preferences designated by it.  See “Preferred Stock” in the section of this prospectus titled “Description of Securities.” Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company.  The ability of the Board of Directors to issue such additional shares of preferred stock, with rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of the Company by tender offer or other means.  Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price for their shares in a tender offer or the temporary increase in market price that such an attempt could cause.  Moreover, the issuance of such additional shares of preferred stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent officers and directors from office even if such change were to be favorable to stockholders generally.

Offers or availability for sale of a substantial number of shares of our common stock upon exercise of warrants or other convertible securities, for example, in connection with the 7,833,221 shares being registered for sale herein, may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including upon the expiration of any statutory holding period under Rule 144 or registration for resale, or issued upon the conversion of preferred stock or exercise of warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall.  The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.  As of April 10, 2017, we have 17,441,351 shares of common stock issued and outstanding and 17,993 shares of our Series A Preferred Stock issued and outstanding. Following the effectiveness of the registration statement of which this prospectus forms a part and the full exercise of the warrants to purchase up to shares held by the selling stockholders, and the conversion of the Series A Preferred Stock into shares of our common stock held by our selling stockholders, an additional 4,752,292 shares will be immediately available for resale. Even though the holders of the warrants may not exercise the warrants if they would own more than 9.99% or 4.99%, as applicable, of the then-outstanding common stock, this restriction does not prevent these holders from selling some of their holdings and then exercising the warrants for additional shares.

Investor relations activities, nominal “float” and supply and demand factors may affect the price of our stock.

The Company may utilize various techniques such as non-deal road shows and investor relations campaigns in order to create investor awareness for the Company.  These campaigns may include personal, video and telephone conferences with investors and prospective investors in which our business practices are described.  The Company may provide compensation to investor relations firms and pay for newsletters, websites, mailings and email campaigns that are produced by third-parties based upon publicly-available information concerning the Company. The Company does not intend to review or approve the content of such analysts’ reports or other materials based upon analysts’ own research or methods.  Investor relations firms should generally disclose when they are compensated for their efforts, but whether such disclosure is made or complete is not under our control.   In addition, investors in the Company may, from time to time, also take steps to encourage investor awareness through similar activities that may be undertaken at the expense of the investors.  Investor awareness activities may also be suspended or discontinued which may impact the trading market our common stock.

The SEC and FINRA enforce various statutes and regulations intended to prevent manipulative or deceptive devices in connection with the purchase or sale of any security and carefully scrutinize trading patterns and company news and other communications for false or misleading information, particularly in cases where the hallmarks of “pump and dump” activities may exist, such as rapid share price increases or decreases.  We and our shareholders may be subjected to enhanced regulatory scrutiny due to the small number of holders who initially will own the registered shares of our common stock publicly available for resale. The Supreme Court has stated that manipulative action is a term of art connoting intentional or willful conduct designed to deceive or defraud investors by controlling or artificially affecting the price of securities.  Often times, manipulation is associated by regulators with forces that upset the supply and demand factors that would normally determine trading prices.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.

You should review carefully the section entitled “Risk Factors” within this prospectus for a discussion of these and other risks that relate to our business and investing in shares of our common stock.

All forward-looking statements speak only as of the date of this prospectus. We disclaim any obligation to update or revise these statements unless required by law, and you should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors” and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any of the proceeds resulting from the sale of common stock by the selling stockholders, although we may receive proceeds from the exercise of warrants for cash. We intend to use such proceeds, if any, for general corporate purposes.

SELLING STOCKHOLDERS

This prospectus includes the offering by the selling stockholders of up to 7,833,221 shares of common stock, consisting of (i) 1,799,279 shares issuable upon conversion of outstanding shares of Series A Preferred Stock, (ii) 2,953,013 shares issuable upon exercise of outstanding warrants, and (iii) 3,080,929 outstanding shares.

The following table sets forth, based on information provided to us by the selling stockholders or known to us, the names of the selling stockholders, the nature of any position, office or other material relationship, if any, which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by the selling stockholders before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Except as set forth below, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer. As of April 10, 2017, there were 17,441,351 shares of our common stock issued and outstanding and 17,993 shares of our Series A Preferred Stock issued and outstanding.

We have assumed all shares of common stock reflected on the table will be sold from time to time in the offering covered by this prospectus. Because the selling stockholder may offer all or any portions of the shares of common stock listed in the table below, no estimate can be given as to the amount of those shares of common stock covered by this prospectus that will be held by the selling stockholder upon the termination of the offering.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Before Offering	Number of Shares of Common Stock Offered		Number of Shares of Common Stock Owned After Offering		Percentage of Common Stock Beneficially Owned After Offering
Abrams Jtwros, Donald J Abrams & Deborah Ranee	30,846	28,846	(1)	2,000		*	%
Albini, Paul E	28,846	28,846	(1)	-		-
Allen, Nicholas	108,173	108,173	(1)	-		-
Beaver R/O Ira, Sterne Agee & Leach Inc C/F Dean	90,144	90,144	(1)	-		-
Chaban, Bohdan	196,279	170,192	(1)	26,087		*	%
Crowne, Jesse W	623,907	72,115	(1)	551,786		*	%
DJ Management And Investing Llc	205,912	66,346	(1)	139,566		*	%
Gitter, S Alexei	28,846	28,846	(1)	-		-
Gorlin, Jarrett (2)	676,456	72,115	(1)	604,340	(3)	3.4%
Gorlin, Steve (4)	1,287,135	216,346	(1)	1,070,789		6.1%
Harrison Jtwros, John R Harrison & Linda L	634,030	455,769	(1)	178,261		1.0%
Henry, Steven J	98,610	62,740	(1)	35,870		*	%
Jarrett Gorlin C/F Logan Gorlin Utma/Ga (5)	14,423	14,423	(1)	-		-
Jarrett Gorlin C/F Taylor Gorlin Utma/Ga (5)	14,423	14,423	(1)	-		-
Miller, Jeffrey	49,038	49,038	(1)	-		*	%
Redmon, Alan D	20,192	20,192	(1)	-		*	%
Regan Jtwros, James Regan & Maureen	363,174	300,000	(1)	63,174		*	%
Rutherford, Thomas J	657,714	432,692	(1)	225,022		1.3%
YP Holdings LLC	341,346	341,346	(1)	-		-
Seidman, Sandy	1,911,058	1,911,058	(1)	-		-
Stetson Capital Investments Inc. Retirement Plan	207,604	185,865	(1)	21,739		*	%
John Stetson	192,933	192,933	(1)	-		-
GRQ Consultants Inc. Roth 401K FBO Barry Honig	213,569	170,090	(1)	43,479		*	%
GRQ Consultants, Inc. 401K	787,860	787,860	(1)	-		-
Barry and Renee Honig Charitable Foundation, Inc.	282,332	282,332	(1)	-		-
ATG Capital LLC	100,000	100,000	(1)	-		-
Melechdavid, Inc.	99,913	99,913	(1)	-		-
Sorrento Therapeutics, Inc.	937,499	937,499	(1)	-		-
Zhang Hwang	187,500-	187,500	(1)	-		-
Buff Trust	107,366	64,892	(6)	42,474		*	%
Garnet Trust	107,366	64,892	(6)	42,474		*	%
Laidlaw Holdings Ltd.	33,944	20,522	(6)	13,422		*	%
Kevin R. Wilson	8,121	1,472	(6)	6,649		*	%
Joseph M. Fedorko	170,313	133,799	(6)	36,514		*	%
James P. Ahern	84,013	45,000	(6)	39,013		*	%
Matthew D. Eitner	84,013	45,000	(6)	39,013		*	%
Hugh Regan	30,654	20,000	(6)	10,654		*	%
Francis R. Smith	14,721	10,000	(6)	4,721		*	%
	Total	7,833,221

* Less than 1%.

(1)
Represents shares of common stock, shares of common stock issuable upon exercise of warrants and upon conversion of Series A Preferred Stock sole to the selling stockholders in the Company’s private placement completed in the third quarter of 2016 and the Company’s private placement completed in the first quarter of 2017.

(2)
The selling stockholder is chief executive officer of the Company.

(3)
Represents: (i) 506,837 shares held by The Jarrett S. & Rebecca L. Gorlin Family Limited Partnership, which the selling stockholder disclaims beneficial ownership of these shares; (ii) 32,435 pursuant to options exercisable within 60 days; and (iii) 22,040 issuable upon exercise of warrants purchased as part of a unit in the Company’s private placement completed in the second quarter of 2016.

(4)
The selling stockholder is a director of the Company.

(5)
Jarrett Gorlin, chief executive officer of the Company, has control over the selling stockholder.

(6)
Represent shares issuable upon exercise of warrants issued to designees of the placement agent for the Company’s private placement completed in the first quarter of 2017.

PLAN OF DISTRIBUTION

The selling stockholders of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the NASDAQ Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling securities:

●
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●
block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●
an exchange distribution in accordance with the rules of the applicable exchange;
●
privately negotiated transactions;
●
settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
●
in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;
●
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●
a combination of any such methods of sale; or
●
any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed the Company that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

We agreed to keep this prospectus effective for a period of two years.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Sichenzia Ross Ference Kesner LLP, New York, New York.

EXPERTS

The consolidated financial statements of MedoveX Corporation as of and for the years ended December 31, 2016 and December 31, 2015 appearing in MedoveX Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016, have been audited by Frazier & Deeter, LLC, as set forth in its report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute ("NRS"). NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

We will pay all expenses in connection with the registration and sale of the common stock by the selling stockholders. The estimated expenses of issuance and distribution are set forth below.

SEC filing fee	$1,337.61
Legal expenses	$-*
Accounting expenses	$10,000*
Miscellaneous	$-*
Total	$11,337.61*

* Estimate

Item 15. Indemnification of Directors and Officers.

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute ("NRS"). NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 16. Exhibits.

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated September 16, among MedoveX Corp. f/k/a SpineZ Corp. and Debride Inc. (1)
2.2	Agreement and Plan of Merger, dated March 9, 2015 among MedoveX Corp. and Streamline, Inc. (2)
2.3	Asset Purchase Agreement dated December 7, 2016 among MedoveX Corp., Streamline, Inc., Skytron, LLC and certain other parties thereto (3)
3.1	Articles of Incorporation of Spinez Corp. (1)
3.2
Certificate of Amendment to the Articles of Incorporation of Spinez Corp. (changing the name of the company to MedoveX Corp. and Effecting the Reverse Split of the Outstanding Shares of MedoveX Corp.’s Common Stock).

3.3	Bylaws of MedoveX Corp. (1)
3.4	Certificate of Designation for Series A Preferred Stock (4)
4.1	Modification Agreement by and between the Company and Steve Gorlin dated January 25, 2016. (5)
4.2	Amendment to the Modification Agreement by and between the Company and Steve Gorlin dated February 16, 2016. (6)
4.3	Second Amendment to the Modification Agreement by and between the Company and Steve Gorlin dated March 25, 2016. (7)
4.4	Third Amendment to the Modification Agreement by and between the Company and Steve Gorlin dated November 1, 2016. (7)
4.5	Fourth Amendment to the Modification Agreement by and between the Company and Steve Gorlin dated November 30, 2016. (8)
5.1	Opinion of Sichenzia Ross Ference Kesner LLP
10.1	2013 Stock Incentive Plan. (1)
10.2	Employment Agreement between MedoveX Corp. and Jarrett Gorlin dated October 14, 2013. (1)
10.3	Employment Agreement between MedoveX Corp. and Patrick Kullmann dated October 14, 2013. (1)
10.4	Employment Agreement between MedoveX Corp. and Charlie Farrahar dated October 14, 2013. (1)
10.5	Employment Agreement between MedoveX Corp. and Dennis Moon dated November 11, 2013. (1)
10.6	Contribution and Royalty Agreement between MedoveX and Scott W. Haufe dated January 31, 2013. (1)
10.7	Co-Development Agreement between MedoveX Corp. and Dr. James Andrews dated September 30, 2013. (1)

10.8	Consulting Agreement between MedoveX Corp. and Robb Knie dated December 2, 2013. (1)
10.9	Engineering Services Agreement between MedoveX Corp. and Devicix, LLC dated November 25, 2013. (1)
10.10	Form of Indemnification Agreement. (1)
10.11	Promissory note issued on November 9, 2015 in favor of Steve Gorlin
10.12	Warrant issued on November 9, 2015 to Steve Gorlin
10.13	Form of Common Stock Purchase Warrant (9)
10.14	Form of Unit Purchase Agreement between MedoveX Corp. and Investors (10)
10.15	Form of Registration Rights Agreement between MedoveX Corp. and Investors (10)
10.16	Private Placement Memorandum Supplement dated April 18, 2016 (10)
10.17	Form of Warrant (11)
10.18	Form of Unit Purchase Agreement (11)
10.19	Form of Registration Rights Agreement (11)
10.20	Form of Note (12)
10.21	Form of Warrant (12)
10.22	Form of Security Agreement (12)
10.23	Form of Warrant (4)
10.24	Form of Unit Purchase Agreement (4)
10.25	Form of Registration Rights Agreement (4)
14	Business and Code of Ethics of MedoveX Corp. (1)
21.1	Subsidiaries of MedoveX Corp.*
23.1	Consent of Frazier & Deeter, LLC
23.2	Consent of Sichenzia Ross Ference Kesner LLP (contained in Exhibit 5.1)

(1)	Incorporated by reference herein from the Registration Statement on Form S-1/A filed on December 9, 2014.
(2)	Incorporated by reference herein from the Current Report on Form 8-K filed on March 11, 2015.
(3)	Incorporated by reference herein from the Current Report on Form 8-K filed on December 12, 2016
(4)	Incorporated by reference herein from the Current Report on From 8-K filed on February 14, 2017
(5)	Incorporated by reference herein from the Current Report on Form 8-K filed on January 25, 2016.
(6)	Incorporated by reference herein from the Current Report on Form 8-K filed on February 17, 2016.
(7)	Incorporated by reference herein from the Current Report on Form 8-K filed on November 4, 2016
(8)	Incorporated by reference herein from the Current Report on Form 8-K filed on December 6, 2016
(9)	Incorporated by reference herein from the Current Report on Form 8-K filed on April 25, 2016.
(10)	Incorporated by reference herein from the Current Report on Form 8-K filed on May 5, 2016.
(11)	Incorporated by reference herein from the Current Report on Form 8-K filed on August 8, 2016
(12)	Incorporated by reference herein from the Current Report on Form 8-K filed on September 19, 2016
(*)	Incorporated by reference herein from the Annual Report on Form 10-K for the period ended December 31, 2016 filed on March 31, 2017.

Item 17. Undertakings.

1. The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2. The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. The undersigned registrant hereby undertakes that, for the purposes of determining liability to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) For purposes of determining liability under the Securities Act of 1933, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference in the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, Georgia, on April 17, 2017.

MEDOVEX CORPORATION

By:	/s/ Jarrett Gorlin
Jarrett Gorlin
Its:	Chief Executive Officer, President and Director
(Principal Executive Officer)

By:	/s/ Jeffrey Wright
Jeffrey Wright
Its:	Chief Financial Officer
(Principal Financial and Accounting Officer)

Each person whose signature appears below constitutes and appoints Jarrett Gorlin and Jeffrey Wright, and each of them severally, as his true and lawful attorney in fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Jarrett Gorlin	April 17, 2017
Jarrett Gorlin
Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ Jeffery Wright	April 17, 2017
Jeffery Wright Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Larry Papasan	April 17, 2017
Larry Papasan Chairman of the Board of Directors

/s/ Clyde A. Hennies	April 17, 2017
Clyde A. Hennies Director

/s/ Scott M.W. Haufe	April 17, 2017
Scott M.W. Haufe Director

/s/ James R. Andrews	April 17, 2017
James R. Andrews Director

/s/ Ron Lawson	April 17, 2017
Ron Lawson Director

/s/ Randal R. Betz	April 17, 2017
Randal R. Betz Director

/s/ Steve Gorlin	April 17, 2017
Steve Gorlin Director

/s/ John Thomas	April 17, 2017
John Thomas Director

/s/ Jon Mogford	April 17, 2017
Jon Mogford Director